Exhibit 99.1

MAYER, BROWN, ROWE & MAW LLP

1675 Broadway

New York, New York 10019-5820

Richard A. Spehr	Main Telephone
Direct Dial (212) 506-2578	(212) 506-2500
Direct Fax (212) 849-5578	Main Fax
rspehr@mayerbrownrowe.com	(212) 262-1910

December 3, 2003

BY CERTIFIED MAIL RETURN RECEIPT REQUESTED

Michael Sudarsky, Esq.

Murtha, Cullina LLP

CityPlace I

185 Asylum Street

Hartford, CT 06103-3469

Vivian Wenhuey Chen Huang

August Financial Holding Company, Inc.

150 Lincoln Street

Boston, MA 02111

Corcap, Inc.

Attention: Millard H. Pryor, Jr.,

or such other person

designated to accept

notice on behalf of Corcap, Inc.

90 State House Square

Hartford, CT 06103-3270

Re:	Notice of Claim for Indemnification

Ladies & Gentlemen:

We refer to the Asset Purchase Agreement, dated July 1, 1991 (the “Agreement”), among Corcap, Inc., Acadia Polymers, Inc., Acadia Central, Inc., Acadia Eastern, Inc., and Acadia Virginia, Inc. (“Sellers”) and JM Clipper Polymers Corporation (the “Buyer”). Unless otherwise defined herein, terms defined in the Agreement are used in this Notice of Claim for Indemnification with the meanings ascribed in the Agreement.

Brussels Charlotte Chicago Cologne Frankfurt Houston London Los Angeles Manchester New York Palo Alto Paris Washington, D.C. Independent Mexico City Correspondent: Jauregui, Navarrete, Nader y Rojas, S.C.

Mayer, Brown, Rowe & Maw LLP operates in combination with our associated English limited liability partnership in the offices listed above

MAYER, BROWN, ROWE & MAW LLP

Michael Sudarsky, Esq.

Vivian Wenhuey Chen Huang

Corcap, Inc.

December 3, 2003

This letter hereby serves as notice that Acadia Elastomers Corporation (“Acadia”), as successor to the Buyer, asserts a Claim for Indemnification in accordance with Sections 7.1 and 7.3 of the Agreement. Acadia hereby notifies you that an indemnifiable Claim has been brought against Acadia by a third-party, Bert Vandermar, for which Sellers must indemnify Acadia, as successor to the Buyer, pursuant to Section 7.1 of the Agreement for any Losses that it may incur.

Mr. Vandermar served Acadia with summons and complaint, filed in the State of Illinois Circuit Court of the Third Judicial Circuit, Madison County, No. 03-L-1014, in the names of Western Acadia and Western Felt Works, alleging, inter alia, that he was exposed to and damaged by asbestos and products containing asbestos while working at the Western Acadia/Western Felt Works facility located at 4115 West Ogden Avenue, Chicago, Illinois. He (or his estate) is seeking damages for such alleged exposures and injuries from Acadia.

Mr. Vandermar’s alleged exposures and injuries occurred prior to the Closing Date of the Agreement. Therefore, Acadia, as successor to the Buyer, is seeking indemnification from Sellers pursuant to Sections 7.1 and 7.3 of the Agreement, wherein Sellers agreed to jointly and severally indemnify, protect, defend and hold harmless Buyer and its successors against all Losses. It is Acadia’s contention that each of Mr. Vandermar’s claims falls within the scope of Sections 7.1 and 7.3 of the Agreement.

Attached please find copies of the summons and complaints served upon Acadia.

This letter is not intended to be exhaustive. Nothing contained in this letter shall limit or waive any defense, claim, counterclaim or other right of Acadia under or in connection with the Agreement and all such defenses, claims, counterclaims and other rights are hereby expressly reserved.

Sincerely yours,

/s/ RICHARD A. SPEHR

Richard A. Spehr